Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-216219
A filing fee of $274,620.84 based on a $2,265,848,500 maximum aggregate offering price, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the debt securities offered by means of this pricing supplement and the accompanying prospectus and prospectus supplement from Registration Statement No. 333-216219.
This paragraph shall be deemed to update the “Calculation of Registration Fee”
table in that Registration Statement.

PRICING SUPPLEMENT Dated February 12, 2019

To Prospectus Dated February 24, 2017 and

Prospectus Supplement Dated May 5, 2017

3M COMPANY

Medium-Term Notes, Series F

$450,000,000 2.750% Notes due 2022

$500,000,000 3.250% Notes due 2024 (Reopening)

$800,000,000 3.375% Notes due 2029

$500,000,000 4.000% Notes due 2048 (Reopening)

2.750% Notes due 2022

Type of Note:	Fixed Rate

Principal Amount:	$450,000,000

Price to Public:	99.953%

Security Description:	SEC-Registered 3-year Fixed Rate Notes

Proceeds to Company:	99.803% ($449,113,500)

Interest Rate:	2.750% per annum

Original Issue Date:	February 22, 2019

Maturity Date:	March 1, 2022

Interest Payment Dates:	March 1 and September 1 of each year, commencing September 1, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Redemption:	Yes, see “Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” below.

Day Count Convention:	30/360

Form:	DTC, Book-Entry

CUSIP/ISIN:	88579Y BF7 / US88579YBF79

Selling Concession:	0.100%

Reallowance:	0.050%

Underwriters:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

3.250% Notes due 2024 (Reopening)

Type of Note:	Fixed Rate

Principal Amount:

$500,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of 3.250% Notes due 2024 issued by us on September 14, 2018. The notes offered hereby will have the same CUSIP number as the previously issued 3.250% Notes due 2024 and will trade interchangeably with the previously issued 3.250% Notes due 2024 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $800,000,000.

Price to Public:	101.172%, plus accrued interest from February 14, 2019

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Proceeds to Company:	100.922% ($504,610,000), plus accrued interest from February 14, 2019

Interest Rate:	3.250% per annum

Original Issue Date:	February 22, 2019

Maturity Date:	February 14, 2024

Interest Payment Dates:	February 14 and August 14 of each year, commencing August 14, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Redemption:	Yes, see “Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” below.

Day Count Convention:	30/360

Form:	DTC, Book-Entry

CUSIP/ISIN:	88579Y BB6 / US88579YBB65

Selling Concession:	0.150%

Reallowance:	0.100%

Underwriters:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

3.375% Notes due 2029

Type of Note:	Fixed Rate

Principal Amount:	$800,000,000

Price to Public:	99.965%

Security Description:	SEC-Registered 10-year Fixed Rate Notes

Proceeds to Company:	99.565% ($796,520,000)

Interest Rate:	3.375% per annum

Original Issue Date:	February 22, 2019

Maturity Date:	March 1, 2029

Interest Payment Dates:	March 1 and September 1 of each year, commencing September 1, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Redemption:	Yes, see “Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” below.

Day Count Convention:	30/360

Form:	DTC, Book-Entry

CUSIP/ISIN:	88579Y BG5 / US88579YBG52

Selling Concession:	0.200%

Reallowance:	0.100%

Underwriters:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

4.000% Notes due 2048 (Reopening)

Type of Note:	Fixed Rate

Principal Amount:

$500,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $650,000,000 aggregate principal amount of 4.000% Notes due 2048 issued by us on September 14, 2018. The notes offered hereby will have the same CUSIP number as the previously issued 4.000% Notes due 2048 and will trade interchangeably with the previously issued 4.000% Notes due 2048 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $1,150,000,000

Price to Public:	102.096%, plus accrued interest from September 14, 2018

Security Description:	SEC-Registered 30-year Fixed Rate Notes

Proceeds to Company:	101.346% ($506,730,000)

Interest Rate:	4.000% per annum

Original Issue Date:	February 22, 2019

Maturity Date:	September 14, 2048

Interest Payment Dates:	March 14 and September 14 of each year, commencing March 14, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Redemption:	Yes, see “Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” below.

Day Count Convention:	30/360

Form:	DTC, Book-Entry

CUSIP/ISIN:	88579Y BD2 / US88579YBD22

Selling Concession:	0.450%

Reallowance:	0.250%

Underwriters:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

Optional Make-Whole Redemption and Redemption at Par Prior to Maturity:

Prior to the Applicable Par Call Date (as defined below), the 2.750% Notes due 2022, the 3.250% Notes due 2024, the 3.375% Notes due 2029 and the 4.000% Notes due 2048 will be redeemable at any time, in whole or from time to time in part, at 3M Company’s option at a redemption price equal to the greater of

• 100% of the principal amount of the notes to be redeemed, and

•                                          as determined by the quotation agent (as defined below), the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to the Applicable Par Call Date (not including any portion of such payments of interest accrued to the date of redemption, each discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (as defined below) plus, in the case of the 2.750% Notes due 2022, 5 basis points, in the case of the 3.250% Notes due 2024, 7.5 basis points, in the case of the 3.375% Notes due 2029, 15 basis points, or in the case of the 4.000% Notes due 2048, 15 basis points, plus, in the case of both clauses above, accrued and unpaid interest on the notes to be redeemed to the redemption date.

In addition, at any time on or after the Applicable Par Call Date, each of the 2.750% Notes due 2022, the 3.250% Notes due 2024, the 3.375% Notes due 2029 and the 4.000% Notes due 2048 will be redeemable, in whole but not in part at 3M Company’s option, at a redemption price equal to 100% of the principal amount of the notes plus accrued interest thereon to the date of redemption.

“Applicable Par Call Date” means (1) with respect to the 2.750% Notes due 2022, February 1, 2022 (one month prior to the maturity of the 2.750% Notes due 2022), (2) with respect to the 3.250% Notes due 2024, January 14, 2024 (one month prior to the maturity of the 3.250% Notes due 2024), (3) with respect to the 3.375% Notes due 2029, December 1, 2028 (three months prior to the maturity of the 3.375% Notes due 2029) and (4) with respect to the 4.000% Notes due 2048, March 14, 2048 (six months prior to the maturity of the 4.000% Notes due 2048).

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of notes to be redeemed as if the notes matured on the Applicable Par Call Date that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by 3M Company.

“Reference treasury dealer” means (i)(1) with respect to the 2.750% Notes due 2022 and the 3.375% Notes due 2029, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC and their respective successors and (2) with respect to the 3.250% Notes due 2024 and the 4.000% Notes due 2048, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), 3M Company will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by 3M Company.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by 3M Company, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

In the case of a partial redemption of the 2.750% Notes due 2022, the 3.250% Notes due 2024, the 3.375% Notes due 2029 or the 4.000% Notes due 2048, selection of the notes for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary, and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary. The notes will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of such notes to be redeemed. New notes in principal amounts of at least $2,000 equal to the unredeemed portion of the notes will be issued in the name of the holder of the notes upon surrender for cancellation of the original notes. Unless 3M Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Use of Proceeds:	The Company intends to use the net proceeds from the sale of the notes offered hereby for general corporate purposes.

Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations:

This section describes the supplemental material federal income tax consequences of acquiring the 3.250% Notes due 2024 and the 4.000% Notes due 2048 offered hereby (the “reopened notes”). For a complete description of the material U.S. federal income tax consequences of acquiring and owning the reopened notes, the 2.750% Notes due 2022 and the 3.375% Notes due 2029, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Qualified Reopening and Issue Price of the Reopened Notes

The reopened notes offered hereby will be treated as a part of the same issue of the previously issued 3.250% Notes Due 2024 and the previously issued 4.000% Notes Due 2048 (the “existing notes”) pursuant to a “qualified reopening” for U.S. federal income tax purposes. Therefore, the reopened notes offered hereby will be treated as having the same issue date and the same issue price as the existing notes. The existing notes were issued at no more than a de minimis discount from their stated principal amount. As a result, the existing notes were issued without original issue discount (“OID”) and, therefore, the reopened notes offered hereby also will be issued without OID.

Pre-Issuance Accrued Interest on the Reopened Notes

A portion of the purchase price of the reopened notes offered hereby will be attributable to the amount of stated interest accrued prior to the original issue date (“pre-issuance accrued interest”). Consequently, the reopened notes offered hereby should be treated as having been issued for an amount that excludes any pre-issuance accrued interest. If the reopened notes are so treated, a portion of the first interest payment on the reopened notes received by a U.S. Holder after the offering equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the reopened notes. Your tax basis in a reopened note should exclude an amount equal to the pre-issuance accrued interest.

Supplemental Information Concerning Plan of Distribution:

On February 12, 2019, the Company agreed to sell to the underwriters listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.803% plus accrued interest for the 2.750% Notes due 2022, at a net price of 100.922% plus accrued interest for the 3.250% Notes due 2024, at a net price of 99.565% plus accrued interest for the Notes due 2029 and at a net price of 101.346% plus accrued interest for the 4.000% Notes due 2048, each of which we refer to as the “purchase price” for the respective notes. The purchase price for the 2.750% Notes due 2022 equals the stated issue price of 99.953% plus accrued interest less a combined management and underwriting commission of 0.150% of the principal amount of the notes, the purchase price for the 3.250% Notes due 2024 equals the stated issue price of 101.172% plus accrued interest less a combined management and underwriting commission of 0.250% of the principal amount of the notes, the purchase price for the 3.375% Notes due 2029 equals the stated issue price of 99.965% plus accrued interest less a combined management and underwriting commission of 0.400% of the principal amount of the notes and the purchase price for the 4.000% Notes due 2048 equals the stated issue price of 102.096% plus accrued interest less a combined management and underwriting commission of 0.750% of the principal amount of the notes.

Name	Principal Amount of 2.750% Notes due 2022	Principal Amount of 3.250% Notes due 2024 (Reopening)	Principal Amount of 3.375% Notes due 2029	Principal Amount of 4.000% Notes due 2048 (Reopening)
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$109,125,000	$121,250,000	$194,000,000	$121,250,000
Morgan Stanley & Co. LLC	109,125,000	121,250,000	194,000,000	121,250,000
Wells Fargo Securities, LLC	109,125,000	121,250,000	194,000,000	121,250,000
Barclays Capital Inc.	109,125,000	121,250,000	194,000,000	121,250,000
The Williams Capital Group, L.P.	6,750,000.00	7,500,000	12,000,000	7,500,000
Academy Securities, Inc.	2,250,000	2,250,000	4,000,000	2,250,000
C.L. King & Associates, Inc.	2,250,000	2,250,000	4,000,000	2,250,000
Samuel A. Ramirez & Company, Inc.	2,250,000	2,250,000	4,000,000	2,250,000
Total	$450,000,000	$500,000,000	$800,000,000	$500,000,000

It is expected that delivery of the notes will be made against payment therefor on or about February 22, 2019, which is the seventh business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company or the its affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. The underwriters or their affiliates may have a lending relationship with the Company and certain of the underwriters or their affiliates routinely hedge, have hedged and are likely in the future to hedge, or may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation by entering into positions in the Company’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additional Selling Restrictions:	Notice to Prospective Investors in the European Economic Area

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below). This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither 3M Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended or superseded), and includes any relevant implementing measure in the Relevant Member State.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) the expression “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended or superseded (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.